EXHIBIT 99

For Immediate Release

SCOTT'S LIQUID GOLD-INC.
ANNOUNCES FY2006 OPERATING RESULTS

DENVER, Colorado (March 2, 2007) - Scott's Liquid Gold-Inc.
(OTC BB: "SLGD"), which develops, manufactures and markets high quality household and skin care products, today announced its operating results for the year 2006.

For the twelve months ended December 31, 2006, the Company reported a net loss of ($3,586,600), or ($0.34) per share, on net sales of approximately $16.1 million. These results compared with a net loss of ($198,100), or ($0.02) per share, on net sales of approximately $24.1 million, in the previous year. The Company experienced a net loss of ($938,000) in the fourth quarter of 2006, versus prior year fourth quarter net loss of ($248,400). Net sales of $4,012,100 in the quarter ended December 31, 2006, compared with net sales of $6,385,900 in the year-earlier period.

Mark E. Goldstein, Chairman of the Board and Chief Executive Officer of Scott's Liquid Gold-Inc., commented "During 2006, we experienced an increase in sales of our household chemical products primarily because of our introduction of our new mold control product
Mold Control 500, while experiencing decreases in sales of our Montagne Jeunesse line of skin care products and our Alpha Hydrox skin care products. Our net loss for 2006 was $3,586,600 versus a net loss of $198,100 for 2005. The loss for 2006 was primarily due to lower sales of the Montagne Jeunesse product line and reduced sales of our Alpha Hydrox skin care line."

Scott's Liquid Gold-Inc.'s products, include Scott's Liquid Gold wood cleaners-preservatives, Scott's Liquid Gold Mold Control 500, Touch of Scent air fresheners, Alpha Hydrox skin care products, and Neoteric Diabetic Skin Care products. Scott's Liquid Gold-Inc. also distributes skin care and other sachets of Montagne Jeunesse. The Company is headquartered in Denver, Colorado, and its common stock trades on the OTC Bulletin Board under the symbol "SLGD".

Additional information on Scott's Liquid Gold-Inc. and its products can be accessed on the World Wide Web: www.scottsliquidgold.com, www.alphahydrox.com, www.touchofscent.com, and www.neotericdiabetic.com.

This press release may contain "forward-looking" statements within the meaning of U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the Company's performance inherently involve risks and uncertainties that could cause actual results to differ from such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of each of our significant products in the marketplace; the degree of success of any new product or product line introduction by us; uncertainty of consumer acceptance of the new Alpha Hydrox products introduced in 2005, and Mold Control and wood wash products; competitive factors; any decrease in distribution of (i.e., retail stores carrying) our significant products; continuation of our distributorship agreement with Montagne Jeunesse; the need for effective advertising of our products; limited resources available for such advertising; new competitive products and/or technological changes; dependence upon third party vendors and upon sales to major customers; changes in the regulation of our products, including applicable environmental regulations; the effect of these and other risk factors on our liquidity; the loss of any executive officer; and other risks discussed in this release and in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:
Jeffry B. Johnson at (303) 373-4860


SCOTT'S LIQUID GOLD-INC. & SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

                    Quarter ended December31,  Year ended December 31,
                    ------------------------- -------------------------
                        2006         2005         2006         2005
                    -----------  -----------  -----------   -----------
Net sales           $ 4,012,100  $ 6,385,900  $16,143,600  $24,139,200
Operating costs
 and expenses:
     Cost of sales    2,389,800    3,762,000    9,270,000   13,514,500
     Advertising        496,600      644,900    1,558,600    1,275,200
     Selling          1,327,200    1,511,600    5,516,300    5,933,600
     General and
      administrative    661,800      682,900    3,228,500    3,462,000
                    -----------  -----------  -----------  -----------
                      4,875,400    6,601,400   19,573,600   24,185,300
                    -----------  -----------  -----------  -----------

Loss from operations   (863,300)    (215,500)  (3,430,000)     (46,100)
Gain on disposal
 of assets                 -            -          67,100         -
Interest income          32,000       12,100       94,200       42,300
Interest expense       (104,500)     (45,000)    (315,700)    (194,300)
                    -----------  -----------  -----------  -----------
Loss before income
 taxes                 (935,800)    (248,400)  (3,584,400)    (198,100)
Income tax expense       (2,200)        -          (2,200)        -
                    -----------  -----------  -----------  -----------

Net loss            $  (938,000) $  (248,400) $(3,586,600) $  (198,100)
                    ===========  ===========  ===========  ===========

Net loss
 per common share:
     Basic          $     (0.09) $     (0.02) $     (0.34) $     (0.02)
                    ===========   ===========  ===========  ===========
     Diluted        $     (0.09)  $     (0.02) $     (0.34) $     (0.02)
                    ===========   ===========  ===========  ===========

Weighted average
 shares outstanding:
     Basic           10,518,000    10,501,700   10,510,500   10,484,600
                    ===========   ===========  ===========  ===========
     Diluted         10,518,000    10,501,700   10,510,500   10,484,600
                    ===========   ===========  ===========  ===========